Exhibit 99.2

SETTLEMENT AGREEMENT

dated as of

JANUARY 14, 2009

by and among

UNITED HEALTHCARE CORPORATION n/k/a UNITEDHEALTH

GROUP, UNITED HEALTHCARE INSURANCE COMPANY, UNITED

HEALTHCARE INSURANCE COMPANY OF NEW YORK, INC.,

UNITED HEALTHCARE OF THE MIDWEST, INC., UNITED

HEALTHCARE SERVICES, INC., UNITED HEALTHCARE SERVICES

OF MINNESOTA, INC., UNITED HEALTHCARE SERVICES

CORPORATION, INGENIX, INC., METROPOLITAN LIFE INSURANCE

COMPANY, AMERICAN AIRLINES, INC., OXFORD HEALTH

PLANS, INC., OXFORD HEALTH PLANS LLC, OXFORD

HEALTH PLANS (NJ), INC., OXFORD HEALTH PLANS (NY), INC., AND

OXFORD HEALTH INSURANCE, TOGETHER WITH EACH OF THEIR

SUBSIDIARIES AND AFFILIATES, AND

SETTLING PLAINTIFFS, THROUGH THEIR RESPECTIVE

COUNSEL

SETTLEMENT AGREEMENT

This settlement agreement (the “Settlement Agreement”) is made and entered into as of the date set forth on the signature pages hereto by and through: (a) Counsel for Settling Plaintiffs (on behalf of themselves and each Settlement Class Member as defined in this Settlement Agreement) in American Medical Association, et al. v. United Healthcare Corporation, et al., pending in the United States District Court for the Southern District of New York, Master File No. 00-2800 (LMM) (GWG) (the “AMA Action”), Oborski v. United Healthcare Corporation, et al., pending in the United States District Court for the Southern District of New York, Master File. No. 00-7246 (LMM) (the “Oborski Action”) (the AMA and Oborski Actions are collectively referred to as the “United Healthcare Actions”), and Malchow, et al. v. Oxford Health Plans, Inc. et al., pending in the United States District Court for the District of New Jersey, Master File No. 08-935 (FSH) (PS) (the “Oxford Action”); and (b) Counsel for Defendants. The United Healthcare Actions and the Oxford Action are collectively referred to herein as the “Actions.” The Parties intend this Settlement Agreement to fully, finally, and forever resolve, discharge, and settle the Released Claims, as defined herein, and all matters related to the Actions, according to the terms and conditions set forth below. Capitalized terms shall have the meaning defined in Section 2 herein.

1.	Recitals

WHEREAS, on March 15, 2000, the AMA Action was initiated in the Supreme Court of the State of New York, New York County, Index No. 00-105266, and on April 12, 2000, the AMA Action was removed to the United States District Court for the Southern District of New York;

WHEREAS, the Oborski Action was initiated in the United States District Court for the Southern District of New York on September 25, 2000;

WHEREAS, the AMA and Oborski Actions were consolidated on July 27, 2001, under Master File No. 00-2800 (S.D.N.Y.) (LMM) (GWG);

WHEREAS, Settling Plaintiffs in the United Healthcare Actions filed: (i) a First Amended Complaint on August 25, 2000; (ii) a Second Amended Complaint on September 22, 2000; (iii) a Third Amended Complaint on January 11, 2002; and (iv) a Fourth Amended Complaint on July 11, 2007 (the “FAC”);

WHEREAS, in the FAC, Plaintiffs in the United Healthcare Actions asserted the following 19 counts: (i) 11 counts under the Employee Retirement Income Security Act (“ERISA”); (ii) one state claim for breach of contract and the covenant of good faith; (iii) one count under New York State General Business Law Section 349; (iv) three antitrust counts under Section 1 of the Sherman Act; (v) two counts under the federal civil Racketeer Influenced and Corrupt Organization Act (“RICO”); and (vi) one count under the Florida RICO statute.

WHEREAS, on September 24, 2007, Defendants in the United Healthcare Actions filed a Motion to Dismiss All RICO, All Antitrust, and Several ERISA Claims in the FAC (the “Motion to Dismiss the FAC”);

WHEREAS, on November 30, 2007, Plaintiffs in the United Healthcare Actions filed an opposition to the Motion to Dismiss the FAC;

WHEREAS, on January 11, 2008, Defendants in the United Healthcare Actions filed a Reply in Further Support of the Motion to Dismiss the FAC;

WHEREAS, on August 22, 2008, the Honorable Lawrence M. McKenna of the United States District Court for the Southern District of New York (the “Court”) issued an order granting in part and denying in part the Motion to Dismiss the FAC (the “August 22nd Order”);

WHEREAS, in the August 22nd Order, the Court dismissed the following claims asserted in the FAC: (i) Plaintiffs’ RICO claims “based upon unexhausted requests for reimbursement”; (ii) Plaintiffs’ RICO claims for declaratory and injunctive Relief under 18 U.S.C. Section 1964; (iii) the provider Plaintiffs’ ERISA unpaid benefits claims; (iv) Plaintiffs’ “full and fair review” ERISA claims; and (v) the subscriber Plaintiffs’ ERISA claims procedure claims;

WHEREAS, in the August 22nd Order, the Court denied Defendants’ motion to dismiss Plaintiffs’ three antitrust counts under Section 1 of the Sherman Act;

WHEREAS, the Oxford Action was filed in the United States District Court for the District of New Jersey on February 19, 2008;

WHEREAS, the United Healthcare Actions and the Oxford Action, as set forth more specifically in the respective complaints, challenge, among other things, the way Defendants pay claims when members of United, Oxford, and Empire health plans receive Covered Out-Of-Network Services or Supplies from Out-Of-Network Providers. Settling Plaintiffs in the Actions claim, among other things, that Defendants provided inadequate reimbursement to their members for Covered Out-Of-Network Services and Supplies through the use of the Ingenix Databases and Defendants’ Out-Of-Network Reimbursement Policies;

WHEREAS, Defendants deny the material factual allegations and legal claims asserted in the complaints and amended complaints in the Actions, including without limitation any and all charges of wrongdoing or liability arising out of any of the conduct, statements, acts, or omissions alleged in any of the Complaints filed in the Actions;

WHEREAS, the Company has a desire to: (i) further improve the relationship between the Company and its Plan Members; (ii) further improve the relationship between the Company, Out-Of-Network Health Care Providers, and medical associations; (iii) improve the lives of Plan Members; (iv) facilitate advances in the delivery of health care services to Americans; and (v) foster better and more efficient communications between the Company, Plan Members, and Out-Of-Network Health Care Providers;

WHEREAS, Defendants assert a number of defenses to the claims asserted in the Actions that Defendants believe are meritorious. Nonetheless, Defendants desire to improve the manner in which they conduct business with Settlement Class Members and conclude that further proceedings of the Actions would be protracted and expensive, and that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Settlement Agreement (the “Settlement”);

WHEREAS, Settling Plaintiffs believe that the claims asserted in the Actions have merit. Settling Plaintiffs and Settlement Class Counsel recognize and acknowledge, however, the expense and length of continued proceedings that would be necessary to prosecute the Actions against Defendants through trial and appeals;

WHEREAS, Settlement Class Counsel also have taken into account the uncertain outcome and the risk of any class action, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such Actions, and Settlement Class Counsel believe that the Settlement set forth in this Settlement Agreement confers substantial benefits upon the Settlement Class Members.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Settling Plaintiffs, for themselves and all Settlement Class Members, as defined in this Settlement Agreement, and Defendants, by and through their respective attorneys of record, that, subject to the approval of the Court and the satisfaction of the conditions set forth herein, the Actions and the Released Claims shall be finally and fully resolved, compromised, discharged, and settled upon and subject to the following terms and conditions:

2.	Definitions

As used in this Settlement Agreement, the following terms have the meanings specified below:

“Actions” means collectively the United Healthcare Actions and the Oxford Action.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. The term “control” (including without limitation, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Allowed Amount” means the amount determined by the Company to be subject to reimbursement for a Plan Member’s Covered Out-Of-Network Services or Supplies and before the application of co-insurance or deductibles.

“Attorneys’ Fees” means the funds for attorneys’ fees and expenses that may be awarded by the Court to Settlement Class Counsel.

“August 22nd Order” shall mean the order by the Honorable Lawrence M. McKenna of the United States District Court for the Southern District of New York, dated August 22, 2008, granting in part and denying in part the Motion to Dismiss the FAC in the United Healthcare Actions.

“AWP” means Average Wholesale Price.

“Bar Order” shall have the meaning assigned to it in Section 18.1 of this Settlement Agreement.

“Benchmarking Standard” means the standard set forth in a Plan Member’s Plan or other coverage document that governs the amount of reimbursement to be made for Out-Of-Network Benefits at less than billed charges (e.g., “reasonable and customary,” “usual, customary and reasonable,” “average,” “prevailing,” “maximum allowable fee”).

“Business Day” means any day on which commercial banks are open for business in New York City.

“Cash Settlement Fund” shall have the meaning assigned to that term in Section 3 of this Settlement Agreement.

“Claims Administrator” means the firm designated by Settlement Class Counsel and approved by the Court to administer the Settlement Class and settlement notice to administer the Plan of Allocation of the Cash Settlement Fund.

“Company” means UnitedHealth Group, Inc. and each and every one of its affiliates.

“Counterclaim” shall have the meaning assigned to that term in Section 16.4 of this Settlement Agreement.

“Court” shall mean the United States District Court for the Southern District of New York.

“Covered Out-Of-Network Service or Supply” means those health care services and supplies for which a Plan Member is entitled to receive coverage under the terms and conditions of his or her Plan when delivered outside of the Plan Member’s participating provider network as such network is defined under the terms and conditions of such Plan.

“Date” or “Day” refers, except where otherwise defined, to a calendar day, unless the calendar day is a Saturday, Sunday, or federal holiday, in which case the Date or Day shall mean the next Business Day after such calendar day.

“Defendants” mean United HealthCare Corporation, n/k/a UnitedHealth Group (“UHG”), United HealthCare Insurance Company, United HealthCare Insurance Company of New York, Inc., United HealthCare of the Midwest, Inc., United HealthCare Services, Inc., United HealthCare Services of Minnesota, Inc., United HealthCare Services Corporation, Ingenix, Inc. (“Ingenix”), Metropolitan Life Insurance Company, American Airlines, Inc., Oxford Health Plans, Inc., Oxford Health Plans LLC, Oxford Health Plans (NJ), Inc., Oxford Health Plans (NY), Inc., and Oxford Health Insurance, together with each of their predecessors, successors (including, without limitation, an acquirer of all or substantially all of any of a Defendant’s stock or assets), and assigns as well as the past, present, and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, and affiliates of any of the above.

“Effective Date” shall have the meaning assigned to that term in Section 18.3 of this Settlement Agreement.

“Escrow Agent” shall have the meaning assigned to that term in Section 3 of this Settlement Agreement.

“Escrow Agreement” shall have the meaning assigned to that term in Section 3 of this Settlement Agreement.

“Execution Date” means the later of: (i) the date on which the signature of the last Defendant has been delivered to Settlement Class Counsel; or (ii) the date on which the signature of the last Settling Plaintiff or Settlement Class Counsel has been delivered to Defendants.

“Facility” means any in-patient or out-patient hospital or facility, including any surgical hospital or ambulatory surgery center.

“Final Order and Judgment” means the order and form of judgment approving this Settlement Agreement and dismissing the United Healthcare Actions, including all released claims and released counterclaims, with prejudice, substantially in the form annexed hereto as Exhibit 2.

“FAC” means the Fourth Amended Complaint filed on July 11, 2007 in the United Healthcare Actions.

“Final Order and Judgment Date” means the date the Final Order and Judgment is entered by the Court.

“Final Settlement Hearing” means the hearing at which the Court shall consider and determine whether to enter the Final Order and Judgment substantially in the form annexed hereto as Exhibit 2.

“Final Settlement Hearing Date” shall have the meaning assigned to that term in Section 14 of this Settlement Agreement.

“Fully-Insured Plan” means a Plan as to which the Company, as opposed to the subscriber or Plan sponsor, assumes all or substantially all of the health care cost and the Company’s coverage product is approved as the product of a licensed insurer or Health Maintenance Organization under state law.

“Funding Date” shall have the meaning assigned to that term in Section 3 of this Settlement Agreement.

“Healthcare Information Transparency Website” or “HIT Website” shall have the meaning assigned to that term in Section 4.7 of this Settlement Agreement.

“Ingenix Databases” means the PHCS and/or the MDR Database.

“Joint Insurer-Provider Institute” shall have the meaning assigned to that term in Section 3.2 of this Settlement Agreement.

“Mailed Notice” means the form of notice in substantially in the form annexed hereto as Exhibit 3.

“MDR Database” means the MDR Payment System.

“Motion to Dismiss the FAC” shall have the meaning assigned to that term in the preamble to this Settlement Agreement.

“New Database” shall have the meaning assigned to that term in Section 4.1 of this Settlement Agreement.

“Non-Party Carriers” means any insurer or insurer’s vendor other than Defendants, which provided coverage and services related to health care benefits, including, but not limited to: Liberty Mutual Insurance Company, The Principal Financial Group, The Guardian Life Insurance Company of America, CNA Insurance Companies, Allianz Life Insurance Company of North America, Home Life Financial Assurance Corporation, NYL Care Health Plans Inc., The Great-West Life Assurance Company, John Hancock Mutual Life Insurance Company, Employers Insurance of Wausau, General American Life Insurance Company, Transamerica Insurance Company, Mutual of Omaha Insurance Company, State Farm Mutual Automobile Insurance Company, Aetna, Inc., CIGNA Corporation, Empire BlueCross BlueShield, Humana, Inc., Group Health Insurance, Inc., Health Insurance Plan of New York, and Health Net, Inc., together with each of their predecessors, successors (including, without limitation, acquirers of all or substantially all of any of the Non-Party Carriers’ stock or assets), and assigns; the past, present, and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, and affiliates of any of the above; and the past, present, and future principals, trustees, partners, officers, directors, employees, agents, attorneys, shareholders, advisors, assigns, representatives, heirs, executors, and administrators of any of the above.

“Non-Party Carriers’ Released Claims” means any and all manner of claims, actions, causes of action, arbitrations, damages, debts, demands, duties, judgments, liabilities, losses, obligations, penalties, liquidated damages, proceedings, agreements, promises, controversies, costs, expenses, attorneys’ fees, and suits of every nature and description whatsoever, whether based on federal, state, provincial, local, foreign, statutory, or common law or any other law, rule, or regulation, in the United States, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, known or unknown, foreseen or unforeseen, whether class or individual in nature, that each Settling Plaintiff and each Settlement Class Member, or any of them, ever had, now have, can have, shall or may hereafter have, or that have been or could have been asserted by Settling Plaintiffs or Settlement Class Members, directly or derivatively, in the Actions, or any other forum, through and including the Final Order and Judgment Date, based on, by reason of, arising from, in connection with, or in any way relating to the Company’s determination, computation, payment, nonpayment, adjustment, or limitation of Out-Of-Network Benefits using the Ingenix Databases or any of Defendants’ Out-Of-Network Reimbursement Policies, or to the conduct, events, facts, transactions, occurrences, acts, representations, omissions, or other matters set forth, alleged, embraced, or otherwise referred to or alleged in the Actions, including, but not limited to: (i) any antitrust, ERISA, RICO, or other conspiracy claims; and (ii) any references or allegations concerning the creation, ownership, marketing, and licensing of the Ingenix Databases by any Released Person. Notwithstanding the above or the definition of Released Claims, it is expressly understood that no claims against Non-Party Carriers (including, but not limited to, any antitrust, ERISA, RICO or other conspiracy claims) arising from, in connection with, or in any way relating to Non-Party Carriers’ determination, computation, payment, nonpayment, adjustment, or limitation of Out-Of-Network Benefits using the Ingenix Databases or otherwise, are being released.

“Notice Date” shall have the meaning assigned to that term in Section 14.1 of this Settlement Agreement.

“OAG” means the Office of the Attorney General of the State of New York.

“OAG Assurance of Discontinuance” shall refer to the assurance of discontinuance entered into between the OAG and the Company.

“Objection Date” shall have the meaning assigned to that term in Section 14 of this Settlement Agreement.

“Opt-Out” shall have the meaning assigned to that term in Section 14.1 of this Settlement Agreement.

“Opt-Out Deadline” shall have the meaning assigned to that term in Section 14.1 of this Settlement Agreement.

“Out-Of-Network Benefit” means the coverage provided for Covered Out-Of-Network Services or Supplies under the terms and conditions of a Plan Member’s Plan.

“Out-Of-Network Health Care Provider” means any health care professional, including, but not limited to, any Physician, podiatrist, chiropractor, orthodontist, psychologist, psychiatrist, physical or occupational therapist, acupuncturist, laboratory technician, optometrist, social worker, nurse, nurse midwife, nurse practitioner, nurse anesthetist, nutritionist, orthotist, prosthetist, audiologist, and speech or hearing specialist, who provides Covered Out-Of-Network Services or Supplies to patients.

“Out-Of-Network Health Care Provider Group” shall mean a corporation, partnership, or other distinct legal entity through which an Out-Of-Network Health Care Provider delivers or bills for Covered Out-Of-Network Services or Supplies. A Facility shall be considered to be an Out-Of-Network Health Care Provider Group only when it bills for Covered Out-Of-Network Services or Supplies delivered by an Out-Of-Network Health Care Provider, and only to the extent of such a claim.

“Out-Of-Network Reimbursement Policies” means Defendants’ reimbursement policies affecting Out-Of-Network Allowed Amounts and shall include, but are not limited to, the following reimbursement policies affecting Out-Of-Network Allowed Amounts: Policy Calling for Use of AWP as Measure of Reimbursement for Physician-Administered Drugs, Assistant Surgeon Policy, Co-Surgeon/Team Surgeon Policy, Multiple Procedure Policy, Preventive Medicine, Pro/Tech Policy, Radiology Multiple Imaging Reduction, Reduced Service Policy, Unusual Services Policy, and Anesthesia Policies. The Parties understand that this Settlement Agreement does not affect any claims that may exist concerning in-network benefits, even if such claims may involve the same policies that affect both in-network and Out-Of-Network Benefits.

“Parties” means Settling Plaintiffs and Defendants.

“Person” and “Persons” means all persons and entities, including, without limitation, any and all natural persons, firms, corporations, Subsidiaries, Affiliates, members, shareholders, parents, directors, officers, employees, professional corporations, agents, administrators, executors, legal representatives, partners and partnerships, trustees, limited liability companies, joint ventures, contracted agents, joint stock companies, unincorporated organizations, agencies, bodies, governments, political subdivisions, governmental agencies and authorities, associations, partnerships, limited liability partnerships, trusts, fiduciaries, and, in the case of Persons who were or are incapacitated or minors, their parents, natural and/or legal guardians, conservators, attorneys-in-fact, or other legal representatives, and their predecessors, successors, administrators, executors, heirs, and assigns.

“PHCS Database” means the Prevailing Healthcare Charges System database.

“Physician” means an individual licensed by a state medical licensing board who holds either an allopathic or osteopathic medical degree.

“Plan of Allocation” means the Plan of Allocation substantially in the form annexed hereto as Exhibit 5, which establishes how the Cash Settlement Fund shall be allocated among Settlement Class Members.

“Plan” means the document(s) that sets forth the terms and conditions of a Plan Member’s health care benefits, including, for example, the Plan Member’s Summary Plan Description, Certificate of Coverage, or other applicable coverage document.

“Plan Member” means an individual enrolled in or covered by a Plan offered or administered by Defendants.

“Preliminary Approval Date” means the date the Preliminary Approval Order is entered by the Court.

“Preliminary Approval Hearing” means the hearing at which the Court shall consider and determine whether to enter the Preliminary Approval Order substantially in the form annexed hereto as Exhibit 1.

“Preliminary Approval Order” means the Preliminary Approval Order, substantially in the form annexed hereto as Exhibit 1.

“Published Notice” means the form of notice substantially in the form annexed hereto as Exhibit 4.

“Releasors” shall have the meaning assigned to that term in Section 16.1 of this Settlement Agreement.

“Released Claims” means any and all manner of claims, actions, causes of action, arbitrations, damages, debts, demands, duties, judgments, liabilities, losses, obligations, penalties, liquidated damages, proceedings, agreements, promises, controversies, costs, expenses, attorneys’ fees, and suits of every nature and description whatsoever, whether based on federal, state, provincial, local, foreign, statutory, or common law or any other law, rule, or regulation, in the United States, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, known or unknown, foreseen or unforeseen, whether class or individual in nature, that each Settling Plaintiff and each Settlement Class Member, or any of them, ever had, now have, can have, shall or may hereafter have, or that have been or could have been asserted by Settling Plaintiffs or members of the Settlement Class, directly or derivatively, in the Actions, or any other forum, through and including the Final Order and Judgment Date, based on, by reason of, arising from, in connection with, or in any way relating to: (a) Defendants’ determination, computation, payment, nonpayment, adjustment, or limitation of Out-Of-Network Benefits using the Ingenix Databases or any of Defendants’ Out-Of-Network Reimbursement Policies; (b) the conduct, events, facts, transactions, occurrences, acts, representations, omissions, or other matters set forth, alleged, embraced, or otherwise referred to or alleged in the Actions, including, but not limited to, any references or allegations concerning the use, creation, ownership, marketing, and licensing of the Ingenix Databases by any Released Person; and (c) Defendants’ participation in, or connection to, any Non-Party Carrier’s determination, computation, payment, nonpayment, adjustment, or limitation of Out-Of-Network Benefits using the Ingenix Databases. The Parties do not intend to release, and this definition of Released Claims excludes, causes of action unrelated to the Ingenix Databases or the Out-Of-Network Reimbursement Policies, including, but not limited to, any such causes of action unrelated to the Ingenix Databases or the Out-Of-Network Reimbursement Policies that: (i) challenge the processing of claim lines on which a discount is taken under an arrangement with MultiPlan or a rental network; or (ii) are alleged in the following actions: Fairfield Co. Med. Ass’n v. CIGNA, et al., Civ. No. 07-5007159 (Conn. Sup. Ct.); Austrian v. United Healthgroup, Inc., Civ. No. 06-40103575 (Conn. Sup. Ct.); Brook v. United HealthGroup, Inc., Civ. No. 06-12954 (S.D.N.Y.); North Carolina Med. Soc’y v. UnitedHealthGroup, et al., Civ. No. 04-22165 (S.D. Fla.); Borrero v. United Healthcare of New York, Inc., Civ. No. 02-20080 (S.D. Fla.); Med. Soc’y of the State of New York v. United HealthCare of New York, Inc., Civ. No. 02-20079 (S.D. Fla.); Rosenberg v. United HealthGroup Inc., Civ. No. 02-22487 (S.D. Fla.); Tennessee Med. Ass’n v. United HealthGroup, Inc., Civ. No. 02-22486 (S.D. Fla.); Connecticut State Med. Soc’y v. United Healthcare Ins. Co., Civ. No. 01-04731 (S.D. Fla.); Cooper, et al. v. Aetna Health Inc. Pa. Corp., et al., Civ. No. 07-03541 (D.N.J.); Franco v. CIGNA Corp. et al., Civ. No. 07-06039 (D.N.J.); Jamaica Hospital Medical Center, Inc. v. UnitedHealth Group, Inc., et al., Civ. No. 08-102740 (Sup. Ct. N.Y.); Laugel v. United Healthcare, Civ. No. 01-04730 (S.D. Fla.); Harrison v. United HealthCare of Georgia, Inc., et al., Civ. No. 01-00079 (S.D. Fla.); United Healthcare of California, Inc. v. Klay, AAA Case No. 74 193 00824 01 NOCA; United Healthcare of California, Inc. v. Taleisnik, AAA Case No. 80-193-00158-01 02 VIAM-C; United Healthcare of California, Inc. v. Taleisnik, AAA Case No. 80-193-00159-01 02 VIAM-C; United HealthCare of Kentucky, Ltd. v. Shane, AAA Case No. 39 193 00081 01; Scher v. Oxford Health Plans, Inc., AAA Case No. 11 193 00548 05; and Medical Advantage Co. v. United Healthcare of Louisiana, Inc., AAA Case No. 11 193 02565 06.

“Released Persons” means: (a) Defendants, their heirs, executors, administrators, successors, and assigns, and any persons they represent, and each of their agents (including but not limited to any investment managers and advisors), representatives, officers, directors, executives, members, partners, participants, shareholders, investors, principals, employees, trustees, assigns, and attorneys of each of them to the extent those entities or individuals acted on behalf of any Defendant; (b) any third parties contracted to provide services or products to Defendants in connection with the processing of out-of-network claims for health care services, or with the computation of Out-Of-Network Benefits; and (c) any third-party health benefit plans (including, without limitation, any Self-Funded Plans), whether sponsored by employers or other organizations, whose benefits were insured or administered by any Defendant.

“School” shall have the meaning assigned to that term in Section 4.1 of this Settlement Agreement.

“Self-Funded Plan” means any health care program in which employers fund benefit plans from their own resources.

“Settlement” shall have the meaning assigned to that term in the preamble to this Settlement Agreement.

“Settlement Agreement” shall have the meaning assigned to that term in the preamble of this Settlement Agreement, together with all exhibits attached to this Settlement Agreement.

“Settlement Account” shall have the meaning assigned to that term in Section 3 of this Settlement Agreement.

“Settlement Class” means: (i) all Persons whose health care benefits were insured or administered by any Defendant who, at any time from March 15, 1994 through the Preliminary Approval Date, received out-of-network health care benefits that were processed or reimbursed by such Defendant using the Ingenix Databases or any of Defendants’ Out-Of-Network Reimbursement Policies; and (ii) all Out-Of-Network Health Care Providers and Out-Of-Network Health Care Provider Groups who provided Covered Out-Of-Network Services or Supplies to Persons whose health care benefits were insured or administered by any Defendant at any time from March 15, 1994 through the Preliminary Approval Date, and whose resulting claims were processed or reimbursed by such Defendant using the Ingenix Databases or any of Defendants’ Out-Of-Network Reimbursement Policies.

“Settlement Class Counsel” means those attorneys identified as such in Section 12 of this Settlement Agreement.

“Settlement Class Member” means any Person who is a member of the Settlement Class and who does not validly and timely Opt-Out.

“Settlement Class Period” means the period between and including March 15, 1994 and the Preliminary Approval Date.

“Settling Plaintiffs” means the settling plaintiffs in the Actions, to wit: the American Medical Association (“AMA”), the Medical Society of the State of New York (“MSSNY”), the Missouri State Medical Association (“MSMA”), Helene Coull, Cynthia Falk, Mary Gilmartin, Michael Graham, Susie Graham, Joan Lawrence, Thomas Lawrence, Senator Toby Ann Stavisky, Janet Stravitz, Eliezer Gewirtzman, Peter Oborski, David Befeler, M.D., Darrick E. Antell, M.D., FACS, David A. Ditsworth, M.D., the Civil Service Employees Association, New York State Police Investigators Association, New York State United Teachers, and the Organization of New York State Management/Confidential Employees.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, as of either the Preliminary Approval Date, the Final Order and Judgment Date, or the Effective Date, directly or indirectly owned by Defendants, but only so long as such securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, held by Defendants.

“Summary Plan Description” or “SPD” means any document describing a Plan Member’s rights, benefits, and responsibilities under the Plan Member’s Plan or similar comprehensive disclosure document setting forth a Plan Member’s health care benefits that is intended to satisfy a statutory or regulatory requirement to provide a disclosure statement under the insurance or managed care laws of the applicable jurisdiction.

“Taxes” shall have the meaning assigned to that term in Section 15.5 of this Settlement Agreement.

“Tax Expenses” shall have the meaning assigned to that term in Section 15.5 of this Settlement Agreement.

“Termination Date” shall have the meaning assigned to that term in Section 19 of this Settlement Agreement.

“United Defendants” means UHG, United HealthCare Insurance Company, United HealthCare Insurance Company of New York, Inc., United HealthCare of the Midwest, Inc., United HealthCare Services, Inc., United HealthCare Services of Minnesota, Inc., United HealthCare Services Corporation, Ingenix, Metropolitan Life Insurance Company, Oxford Health Plans, Inc., Oxford Health Plans LLC, Oxford Health Plans (NJ), Inc., Oxford Health Plans (NY), Inc., and Oxford Health Insurance, together with each of their predecessors, successors (including, without limitation, an acquirer of all or substantially all of any of a Defendant’s stock or assets), and assigns as well as the past, present, and future, direct and indirect, parents (including, but not limited to, holding companies), subsidiaries, and affiliates of any of the above.

3.	The Cash Settlement Fund

The consideration supporting this Settlement Agreement shall include the establishment of a Three Hundred and Fifty Million Dollar ($350,000,000) cash settlement fund (the “Cash Settlement Fund”). Settlement Class Members shall be eligible to receive compensation from the Cash Settlement Fund, less costs of administration and attorneys’ fees and expenses in accordance with this Settlement Agreement. The Company shall fund the Cash Settlement Fund within ten (10) business days following the Final Order and Judgment Date (the “Funding Date”) by depositing or wiring the Cash Settlement Fund into an interest-bearing escrow account (the “Settlement Account”), less amounts advanced by the Company to the Claims Administrator for the costs of the Mailed Notice and Published Notice and claims administration, as outlined in Sections 11 and 15.2, respectively. If the Funding Date does not occur by May 1, 2009, the Company also shall pay on the Funding Date interest that shall accrue on the current balance of the Cash Settlement Fund based on the average daily Prime Rate (using rates published in the Wall Street Journal) beginning on May 1, 2009 and ending the day before the Funding Date. All interest that shall accrue in the Cash Settlement Fund shall inure to the benefit of the Settlement Class, unless this Settlement Agreement is properly terminated as permitted under the terms of this Settlement Agreement. The escrow agent for the Settlement Account shall be designated by Settlement Class Counsel and consented to by Defendants, such consent not to be unreasonably withheld (the “Escrow Agent”). Subject to the provisions of Section 15.1, the cost of the Escrow Agent, together with any tax and all other administrative expenses associated with the Settlement Account and its operation, shall be paid solely out of the Settlement Account. The Settlement Account shall be administered in the manner set forth in the Escrow Agreement to be jointly drafted by the Parties (the “Escrow Agreement”). The Escrow Agent shall hold and administer the Settlement Account, including making all disbursements from the Settlement Account, in accordance with this Section and/or requested by Settlement Class Counsel. If this Settlement Agreement does not become effective or is terminated pursuant to the circumstances set forth in Sections 18.2 and 18.4 of this Settlement Agreement, the Cash Settlement Fund (including any accrued interest) shall be returned to Defendants, less the costs incurred by the Claims Administrator prior to the Effective Date.

3.1 Plan Of Allocation

The Plan of Allocation shall be described in the Notice and will be in substantially in the form as annexed hereto as Exhibit 5, but is not deemed to be part of this Settlement Agreement. The Parties expressly agree that any change, modification, or alteration in the Plan of Allocation by the Court shall not be grounds for termination of this Settlement Agreement.

3.2 Joint Insurer-Provider Institute

The Escrow Agent shall pay up to a maximum of Five Hundred Thousand Dollars ($500,000) to a Joint Insurer-Provider Institute from interest accruing on the Cash Settlement Fund. The Joint Insurer-Provider Institute shall be used by the Company and the AMA to facilitate cooperation between private sector healthcare insurers and healthcare providers in the delivery of patient healthcare.

3.3 Remainder Of The Cash Settlement Fund

Any net amount remaining in the Settlement Account following the distribution set forth in this Settlement Agreement, including amounts for checks that are returned uncashed, shall be subject to a secondary distribution to Settlement Class Members. The Parties shall confer concerning the type of secondary distribution to be made and jointly shall seek approval of the Court for such distribution. Settlement funds remaining after distribution to the Settlement Class in an amount that the Court determines is economically impracticable to distribute shall be donated to one or more non-profit health-related organizations that are: (i) designated by Settlement Class Counsel; (ii) consented to by Defendants (whose consent shall not be unreasonably withheld); and (iii) approved by the Court.

4.	Settlement Consideration: Business Practice Initiatives

4.1 This Settlement shall be conditioned on the Company entering into an OAG Assurance of Discontinuance, pursuant to which a qualified, independent university-level school of public health or other appropriate school in New York (the “School”) will be selected to establish and operate an independent database (the “New Database”). Consistent with the terms of the OAG Assurance of Discontinuance, the New Database shall be used for academic research and as a tool for determining Allowed Amounts for Covered Out-Of-Network Services or Supplies. In the event that the School selected to operate the New Database is other than Syracuse University or an affiliate, this Settlement is conditioned on Settlement Class Counsel’s completion of due diligence on the selected School.

4.2 Consistent with the terms of the OAG Assurance of Discontinuance, the Company shall agree to contribute Fifty Million Dollars ($50,000,000) toward the funding of the development and implementation of the New Database. Other terms concerning the creation, funding, operation, management, and control of the New Database shall be contained in the OAG Assurance of Discontinuance, and shall be specified further in a separate agreement to be entered into between the OAG and the School.

4.3 Consistent with the terms of the OAG Assurance of Discontinuance, the Company shall provide the School with: (i) all requested data for all available years and all methodologies; (ii) computer programs used to accept and analyze the data; and (iii) the code forensics relating to the Ingenix Databases reasonably necessary to establish and operate the New Database. The Company shall cooperate fully with the School and render all requested information and assistance, technical and otherwise, including any requested measures with respect to existing data reasonably necessary to establish and operate the New Database.

4.4 Consistent with the terms of the OAG Assurance of Discontinuance, within sixty (60) days of the first release of the New Database, the Company shall cease operating and using the Ingenix Databases to determine Allowed Amounts for Covered Out-Of-Network Services or Supplies, and instead shall use the New Database as the basis for determining Allowed Amounts for Covered Out-Of-Network Services or Supplies under certain health care benefit plans or arrangements insured or administered by the Company, to the extent that the plans or arrangements at issue require payment for Covered Out-Of-Network Services or Supplies based on the “usual, customary and reasonable” charges or similar language (including but not limited to “reasonable and customary,” “average,” or “prevailing” charges) for such services or supplies. Nothing in this Section otherwise shall preclude the Company’s application of the Out-Of-Network

Reimbursement Policies to Covered Out-of-Network Services or Supplies. Further, nothing in this Settlement Agreement shall be construed to limit the authority of the Company or any sponsor of any health care benefit plan or arrangement administered by the Company: (a) to adopt, amend, change, or terminate any Benchmarking Standard used or to be used in any employee benefit plan or arrangement; (b) to use any particular Benchmarking Standard such as “usual and customary” or “prevailing,” or to use a Benchmarking Standard not based on provider charge databases; or (c) to the extent the Company uses the New Database in making Out-Of-Network benefit determinations, to choose the percentile of any New Database as satisfying any health care benefit plan’s Benchmarking Standard, including, but not limited to, “reasonable and customary,” “usual, customary and reasonable,” or “usual and prevailing.” Furthermore, to the extent the Company uses the New Database in making Out-Of-Network benefit determinations, nothing in this Section shall be construed to require the Company to use modules or any aspect of the New Database as satisfying any health care benefit plan’s Benchmarking Standard, including, but not limited to, “reasonable and customary,” “usual, customary and reasonable,” or “usual and prevailing,” when the Company did not use the corresponding modules or other corresponding aspect of the Ingenix Database at the time of entering into this Settlement Agreement. Furthermore, to the extent that the Company currently uses AWP or similar pricing indices as a pricing index for determining the reimbursement amount for out-of-network physician-administered drugs for its Fully-Insured Plans with an out-of-network component, and the applicable Certificates of Coverage provide that the determination of reimbursement amounts for health care services or supplies is the amount determined to be the “usual, customary or reasonable” amount (or similar language such as “reasonable and customary” or “usual and prevailing”), the Company will make reasonable efforts either to: (i) amend such Certificates of Coverage to provide that reimbursement of such physician-administered drugs will be based upon a different standard; or (ii) provide disclosures intended to apprise consumers as to the resource to be used in determining reimbursement of such physician-administered drugs.

4.5 Consistent with the terms of the OAG Assurance of Discontinuance, the Company shall contribute to the New Database all claims data in the form and manner requested by the School for a period of five (5) years from the date of the first release of the New Database. During the five-year period, the Company shall not be required to pay a fee for the Company’s use of the New Database as a tool for determining Allowed Amounts for Covered Out-Of-Network Services or Supplies.

4.6 Consistent with the terms of the OAG Assurance of Discontinuance, during the five-year period from the date of the first release of the New Database, the Company shall not own, operate, or fund another database product that provides data pooled from more than one health insurer to other health insurers for use as a tool to make Out-Of-Network reimbursement determinations in competition with the New Database. Notwithstanding the foregoing, the Company may continue to develop and market its customized fee analyzer product or other database products that are not marketed to health insurers as a tool for Out-Of-Network reimbursement determinations.

4.7 Consistent with the OAG Assurance of Discontinuance, the Company shall coordinate with the School to create a website (the “Healthcare Information Transparency Website” or “HIT Website”) accessible to the public. The HIT Website will include a search function that permits users to select common medical services and the zip codes for the areas where the services are sought. The search result will indicate clearly the charge amount at a stated percentile in a given geographic area, or a range of charges, from the New Database. With the search result, the HIT Website will remind consumers who access the website that their insurers or third-party administrators determine reimbursement amounts by reference to the applicable benefit plan document, and that the plan’s sponsor or claims fiduciary may administer such benefit plan by applying a predetermined percentile of the New Database, various reimbursement policies, co-insurance, and deductibles in determining the actual reimbursement amount, or may determine reimbursement amounts using a mechanism other than the New Database or other databases of provider charges. The HIT Website will advise consumers to refer to applicable benefit plan documents or the consumer’s plan administrator or insurer for further information regarding the consumer’s individual plan. With the search result, the HIT Website also will remind consumers that they may be financially responsible for the balance of their providers’ charges that exceed the amounts paid by their insurance or health care benefit plans. The HIT Website also will describe in a transparent manner the purpose of the website, the search function, and how a health care benefit plan’s reimbursement rate standard or other benchmark for determining Allowed Amounts for Covered Out-Of-Network Services or Supplies may impact consumers’ out-of-pocket costs.

4.8 Consistent with the OAG Assurance of Discontinuance, the Company shall provide additional information to its members on an internal website portal accessible to the Company’s members, which shall describe the New Database and the Company’s method of determining Allowed Amounts for Covered Out-Of-Network Services or Supplies. The Company shall disclose to its members on its internal website any transitional use of the Ingenix Databases, including the fact that Ingenix is a wholly-owned subsidiary of UnitedHealth Group, Inc. The Company also shall revise, as applicable, its benefit plan documents and disclosures to members, or in a separate writing to members, to describe clearly and accurately its Out-Of-Network Reimbursement Policies and to disclose any transitional use of the Ingenix Databases, including the fact that Ingenix is a wholly-owned subsidiary of UnitedHealth Group, Inc.

4.9 Consistent with the OAG Assurance of Discontinuance, the Company, Settling Plaintiffs, and Settlement Class Counsel shall not object if the School: (i) requests that one or more of the Settling Plaintiffs sit on an advisory board that the School, in its sole discretion, establishes in connection with the New Database, or (ii) elects to pay an honorarium to any Settling Plaintiff to sit on any such board.

5.	Transition Efforts And Interim Phase

Until the New Database is available, Defendants may process out-of-network claims and determine Out-Of-Network Benefits using the current releases of the Ingenix Databases, as presently constituted, and as subject to Section 6. The Plan of Allocation shall permit Settlement Class Members to submit proofs of claim against the Settlement Fund for Out-Of-Network Benefits through the Final Order and Judgment Date. Any Settlement Class Members aggrieved by alleged underpayments of Out-Of-Network Benefits by Defendants shall be entitled to pursue such internal administrative appellate remedies with Defendants to which they are currently entitled, but Settlement Class Members covenant and agree that they shall not take any step whatsoever to commence, institute, continue, pursue, maintain, prosecute, or enforce any claim, in any forum, contending that the PHCS or MDR database, as applicable, has resulted in an inappropriate or unreasonable Out-Of-Network Benefit determination, or otherwise challenging the use of the Ingenix Databases as a tool in determining their Out-Of-Network Benefits. Nothing in this Section shall be construed to require Defendants to use modules of the Ingenix Databases as satisfying any health care benefit plan’s Benchmarking Standard, including, but not limited to, “reasonable and customary,” “usual, customary and reasonable,” or “usual and prevailing,” when Defendants did not use those modules of the Ingenix Database at the time of entering into this Settlement Agreement.

6.	Use of Current Version of PHCS Database

To the extent that Defendants’ payments for Covered Out-Of-Network Services or Supplies prior to the establishment of the New Database are based on the Ingenix Databases, those Defendants shall use the most current version of the PHCS Database to determine the Allowed Amount in accordance with the schedule for loading each new release of the Ingenix Databases that Defendants presently have in place.

7.	Additional Required Court Filings

Upon the filing of a joint motion for entry of the Preliminary Approval Order as outlined in Section 11, the Parties shall coordinate on all necessary court filings to include in the United Healthcare Actions all of the Parties, claims, and Settlement Class Period as needed to effectuate this Settlement Agreement fully, including its release and covenant not to sue provisions. Furthermore, Settling Plaintiffs David Befeler, M.D., Darrick E. Antell, M.D., FACS, and David A. Ditsworth, M.D. will file a motion to intervene in the United Healthcare Actions contemporaneously with the filing of a joint motion for entry of the Preliminary Approval Order.

7.1 Stay And Dismissal Of Oxford Action

Promptly following the Execution Date, the Parties jointly shall request from the court in the Oxford Action a stay of proceedings pending the Effective Date, and until the Effective Date. Upon the occurrence of the Effective Date, the Parties jointly shall move to dismiss the Oxford Action with prejudice. In the event that this Settlement Agreement is terminated or the Effective Date does not occur, the stay shall be vacated and the Oxford Action shall proceed as though the Settlement Class has never been certified.

8.	Application Of Settlement Agreement To Self-Funded Plans

No provision of this Settlement Agreement relating to Defendants’ conduct following the Preliminary Approval Date shall apply to a Self-Funded Plan where that plan does not consent to such provisions. The Company shall make reasonable efforts to obtain consent from Self-Funded Plans to the provisions of this Settlement Agreement.

9.	Compliance With Applicable Laws And Requirements Of Government Contracts

The obligations undertaken in this Settlement Agreement shall be fulfilled by Defendants to the extent permissible under applicable laws and regulations, the terms and conditions of current and future government contracts, and applicable government directives, and it is expressly agreed and understood that compliance with such obligations is excused to the extent compliance would be contrary to such laws, regulations, and government contracts or directives. To the extent that any governmental approval is required for Defendants to fulfill an obligation under this Settlement Agreement, such Defendants shall make reasonable efforts to obtain any necessary approvals from the appropriate governmental entities.

10.	Commitment To Support And Communications With Settlement Class Members

The Parties agree that it is in their best interests to: (i) consummate this Settlement Agreement and all the terms and conditions contained herein; (ii) cooperate with each other; (iii) take all actions reasonably necessary to obtain Court approval of this Settlement Agreement and entry of the orders of the Court that are required to implement its provisions; and (iv) support this Settlement Agreement in accordance with, and subject to, the provisions of this Settlement Agreement.

Settlement Class Counsel and Settling Plaintiffs shall make every reasonable effort to encourage putative Settlement Class Members to participate and not to Opt-Out pursuant to Section 14.1 of this Settlement Agreement. Settling Plaintiffs, Settlement Class Counsel, and Defendants agree that Defendants may communicate with putative Settlement Class Members regarding the provisions of this Settlement Agreement, so long as such communications are not inconsistent with the terms of this Settlement Agreement. The Parties agree that from the Notice Date until the Effective Date, Defendants shall refer all Settlement Class Member inquiries concerning the Settlement to the Claims Administrator identified in the Mailed Notice and Published Notice. Nothing contained herein, however, shall prevent Defendants from communicating with Settlement Class Members in the ordinary course of Defendants’ business.

11.	Preliminary Approval Of Settlement

Within ten (10) business days following the Execution Date, Settling Plaintiffs shall submit to the Court a joint motion for entry of the Preliminary Approval Order, substantially in the form annexed hereto as Exhibit 1, accompanied by a copy of this Settlement Agreement and a memorandum in support of the motion, which, among other things, asks the Court to:

(a)	Conditionally certify the Settlement Class (solely for the purpose of certifying the Settlement Class for settlement, Defendants agree not to present or pursue any of their individualized affirmative and negative defenses to the claims in any of the complaints Settling Plaintiffs filed in the Actions);

(b)	Find that the Settling Plaintiffs who are representative plaintiffs as set out in the Preliminary Approval Order fairly and adequately represent the interests of the Settlement Class and have claims typical of Settlement Class Members and provisionally designate them as representatives for the Settlement Class (solely for the purpose of certifying the Settlement Class for settlement, Defendants agree not to present or pursue any of their affirmative and negative defenses to the claims of Settling Plaintiffs in any of the complaints filed in the Actions);

(c)	Find preliminarily that Settlement Class Counsel fairly and adequately represent the interests of the Settlement Class, and provisionally designating Settlement Class Counsel;

(d)	Find that the terms of the Settlement contemplated by this Settlement Agreement fall within the range of possible approval, and therefore order that the Settlement Agreement be preliminarily approved;

(e)	Schedule a Final Settlement Hearing to determine the fairness of the Settlement Agreement;

(f)	Approve the Mailed Notice and the Published Notice, which the Parties agree is appropriate settlement notice and is reasonably calculated to apprise Settlement Class Members of the pendency of the Actions, the Settlement Agreement, and their rights under the Settlement Agreement;

(g)	Approve the Claims Administrator designated pursuant to Section 15.2 of this Settlement Agreement, and direct that the Claims Administrator perform the functions described in this Settlement Agreement;

(h)	Direct the Claims Administrator to mail, via first class postage, to the last-known address of all Settling Plaintiffs and Settlement Class Members, the Mailed Notice within one hundred twenty (120) days of the Preliminary Approval Date;

(i)	Direct the Claims Administrator to publish the Published Notice no more than three (3) times in the legal notices section in USA Today within thirty-five (35) days of the Notice Date. All costs and expenses associated with disseminating the Mailed Notice or the Published Notice shall be paid solely out of the Settlement Account; and

(j)	Find that the Parties have complied fully with the notice provisions pursuant to the Class Action Fairness Act of 2005, 28 U.S.C. § 1715.

12.	Designated Recipients For Notices Under Settlement Agreement

The Persons designated to receive notices under this Settlement Agreement are as follows, unless notification of any change to such designation is given to each other Party hereto in writing pursuant to this Section:

Settlement Class Counsel (on behalf of themselves and on behalf of Settling Plaintiffs and Settlement Class Members):

D. Brian Hufford, Esq.

Pomerantz Haudek Block Grossman & Gross LLP

1900 Polaris Parkway, Suite 450

Columbus, OH 43240

Stanley M. Grossman, Esq.

Robert J. Axelrod, Esq.

Pomerantz Haudek Block Grossman & Gross LLP

100 Park Avenue

New York, NY 10017

The Company and/or Metropolitan Life Insurance Company:

Office of the General Counsel

UnitedHealth Group, Inc.

300 Opus Center

9900 Bren Road East

Minnetonka, MN 55343

Jeffrey S. Klein, Esq.

Nicholas J. Pappas, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

American Airlines, Inc.

David Strickler, Esq.

American Airlines, Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

13.	Preliminary Approval Hearing

If the Court, in its discretion, chooses to conduct a Preliminary Approval Hearing, the Parties will present arguments and evidence in support of the motion for entry of the Preliminary Approval Order. If the Court grants the motion and enters the Preliminary Approval Order, with or without holding a Preliminary Approval Hearing, then the Parties will proceed with the process outlined herein.

13.1 Effect Of Denial Of Motion For Preliminary Approval Order

Other than to effectuate this Settlement Agreement, the Parties do not agree to the conditional certification of the Settlement Class, the provisional designation of Settlement Class Counsel, or the provisional designation of Settling Plaintiffs as representatives of the Settlement Class for any purpose. If this Settlement Agreement is terminated pursuant to its terms, or if the Effective Date does not occur for any reason, then the conditional certification of the Settlement Class and the provisional designation of Settling Plaintiffs and Settlement Class Counsel shall be automatically vacated, and the Actions shall proceed as though the Settlement Class had never been conditionally certified and as though the provisional designations of Settling Plaintiffs and Settlement Class Counsel had not been made, without prejudice to Settling Plaintiffs’ right to file a motion to certify a class or classes and to seek appointment of class representatives and class counsel, and without prejudice to Defendants’ right to assert any and all defenses to class certification, including, but not limited to, the propriety of a class or classes and/or to the substantive allegations asserted by Settling Plaintiffs and the putative class or classes. This provision survives termination of this Settlement Agreement.

14.	Procedure For Final Approval

Settlement Class Counsel, Settling Plaintiffs, and Defendants agree to ask the Court to set the Final Settlement Hearing for a date that is at least forty-five (45) days after the Objection Date (the “Final Settlement Hearing Date”). The Parties agree to request the Court to set the Objection Date for the date that is sixty (60) days after the Notice Date (the “Objection Date”). Settlement Class Members shall have until the Objection Date to file, in the manner specified in the Mailed Notice, any objections or other responses to this Settlement Agreement. Upon the Court’s final approval of the Settlement Agreement, Settling Plaintiffs, Settlement Class Counsel, and Defendants shall request that the Court enter the Final Order and Judgment substantially in the form attached as Exhibit 2. Settlement Class Counsel and Defendants agree to work together to identify and submit any evidence that may be required by the Court or otherwise to satisfy the burden for obtaining approval of this Settlement Agreement and the orders of the Court that are necessary to effectuate the provisions of this Settlement Agreement, including without limitation the Final Order and Judgment and the orders contained therein. At the Final Settlement Hearing, Settling Plaintiffs and Defendants shall present evidence as necessary and appropriate to obtain the Court’s approval of the Settlement Agreement and the Final Order and Judgment. The Parties shall meet and confer prior to the Final Settlement Hearing to coordinate their presentation to the Court in support of Court approval as set forth above.

14.1 Opt-Out Timing And Rights

The Parties jointly shall request to the Court that the Mailed Notice be disseminated no later than one hundred twenty (120) days after the Preliminary Approval Date and the “Notice Date” shall be defined as one hundred twenty (120) days after the Preliminary Approval Date.

The Mailed Notice and the Published Notice shall provide that Settlement Class Members may request exclusion from the Settlement Class by providing notice in the manner specified in those Notices, or on or before a date set by the Court as the Opt-Out deadline (“Opt-Out Deadline”). Settling Plaintiffs, Settlement Class Counsel, and Defendants agree to request that the Court set the Opt-Out Deadline for the same date as the Objection Date.

Settlement Class Members shall have the right to exclude themselves (“Opt-Out”) from this Settlement Agreement and from the Settlement Class by timely submitting to the Claims Administrator a request to Opt-Out and otherwise complying with the agreed-upon Opt-Out procedures approved by the Court. Members of the Settlement Class who timely request to Opt Out shall be excluded from this Settlement Agreement and from participation as Settlement Class Members. Out-Of-Network Health Care Provider Groups, as distinct legal entities, and their individual Out-Of-Network Health Care Provider members, partners, shareholders, owners, or employees, must separately request exclusion from the Settlement Class in order to Opt-Out. Requests for exclusion by Out-Of-Network Health Care Provider Groups, as distinct legal entities, must be signed by individuals who attest that they have the authority to bind the Out-Of-Network Health Care Provider Group.

Any member of the Settlement Class who does not submit a request to Opt-Out by the Opt-Out Deadline, or who does not otherwise comply with the agreed-upon Opt-Out procedures approved by the Court, shall be a Settlement Class Member and shall be bound by the terms of this Settlement Agreement and the Final Order and Judgment.

On each Friday after the Notice Date and through the Opt-Out Deadline, the Claims Administrator shall provide to the Parties: (a) a list in machine-readable form of all Opt-Out requests received up to that date; and (b) to the extent not already provided, copies of the actual request to Opt-Out filed by each Opt-Out. Within five (5) business days after the Opt-Out Deadline, the Claims Administrator shall furnish the Parties with: (a) a complete list in machine-readable form of all Opt-Out requests (including, at a minimum, the name and address for each Opt-Out) filed by the Opt-Out Deadline; (b) copies of the actual request to opt-out filed by each Opt-Out; and (c) a statement of the total number of Mailed Notices mailed and the total number of Opt-Out requests received. At the same time, the Claims Administrator shall furnish a sworn affidavit to the Parties providing a list of all Settlement Class Members to whom the Mailed Notice was sent, along with all mailing addresses and any other Settlement Class Member-identifying information that the Claims Administrator used in mailing the Mailed Notices to Settlement Class Members.

14.2 “Bust-Up” Provision

Notwithstanding any other provisions in this Settlement Agreement, Defendants reserve the right, in their sole and absolute discretion, to terminate this Settlement Agreement within thirty (30) days after receipt of the categories of items to be furnished by the Claims Administrator set forth in Section 14.1 by delivering a notice of termination to Settlement Class Counsel, with a copy to the Court, prior to the commencement of the Final Settlement Hearing, if they determine that any of the following conditions has occurred with respect to Opt-Outs: (a) the number of Plan Member Opt-Outs exceeds 2% of the number of Plan Members who were mailed the Mailed Notice; (b) the number of Out-of-Network Health Care Provider Opt-Outs exceeds 1% of the number of Out-Of-Network Health Care Providers who were mailed the Mailed Notice; (c) the aggregate difference between billed charges incurred in 2007 on Covered Out-Of-Network Services or Supplies, and the corresponding Allowed Amounts determined, by and for Plan Members who were mailed the Mailed Notice and Opted-Out, exceeds $40 million; or (d) the aggregate difference between charges billed in 2007 for Covered Out-Of-Network Services or Supplies by Out-Of-Network Health Care Providers who were mailed the Mailed Notice and Opted-Out, and the corresponding Allowed Amounts, exceeds $40 million.

15.	Administration Of Cash Settlement Fund

15.1 Payment Of Costs Of Notice And Administration Of Settlement

The costs of notice and administration of this Settlement Agreement shall be paid solely out of the Cash Settlement Fund. In no event shall Defendants bear any responsibility for any such costs or expenses. Notwithstanding the above, the Company shall be solely responsible for: (i) the costs of collecting health care claims data from its claims systems in connection with the administration of this Settlement Agreement, including the dates Covered Out-Of-Network Services or Supplies were provided and the Allowed Amounts from January 1, 2002 until the Notice Date, and providing such health care claims data to the Claims Administrator; and (ii) the costs of identifying Settlement Class Members from its own business files and records for purposes of providing such data to the Claims Administrator for the dissemination of the Mailed Notice. Reasonable costs incurred by the Claims Administrator prior to the Effective Date shall be advanced by the Company, and the amount the Company is required to contribute to the Cash Settlement Fund shall be reduced by the amount of any such costs advanced. In the event that the Settlement does not become effective prior to the Funding Date, neither Settling Plaintiffs nor Settlement Class Counsel shall have any liability to repay any such costs advanced.

15.2 Claims Administrator

Subject to the approval of the Court, the Claims Administrator shall be designated by Settlement Class Counsel. The Claims Administrator shall administer and calculate the claims submitted by Settlement Class Members for payments from the Settlement Account and shall oversee distribution of the Settlement Account to Settlement Class Members. The Escrow Agent shall provide the Claims Administrator, Settlement Class Counsel, and Defendants with an accounting of distributions from the Settlement Account within thirty (30) days after the final distribution to Settlement Class Members from the Settlement Account. The Claims Administrator and/or the Escrow Agent shall provide additional reports as Settlement Class Counsel and Defendants jointly shall request.

15.3 Qualified Settlement Fund

The parties agree to treat the Cash Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. Section 1.468B-1. In addition, as required, the Claims Administrator and the Escrow Agent jointly and timely shall make the “relation-back election” (as defined in Treas. Reg. Section 2.468B-1) back to the earliest permitted date.

15.4 Administrator For Purposes Of Internal Revenue Code

For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B, the “administrator” shall be the Claims Administrator. The Claims Administrator timely and properly shall file all informational and other tax returns necessary or advisable with respect to the Settlement Account (including, without limitation, the return described in Treas. Reg. Section 1.468B-2(a)). Such returns (as well as the election described in Section 15.2, shall be consistent with this Section and in all events shall reflect that all taxes (including any estimated taxes, interest, or penalties) on the income earned by the Cash Settlement Fund shall be paid out of the Cash Settlement Fund as provided in Section 15.5.

15.5 Taxes

All taxes (including any estimated taxes, interest, or penalties) arising with respect to the income earned by the Settlement Account (“Taxes”), and the expenses and costs incurred in connection with the operation and implementation of Section 15.4 (including, without limitation, expenses of tax attorneys and/or accountants and the mailing and distribution costs and expenses relating to filing or failing to file the returns described in Section 15.4 (“Tax Expenses”)), shall be paid out of the Settlement Account. In all events, the Parties and their respective counsel shall not have any liability or responsibility for the Taxes, Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Account and shall be paid timely by the Claims Administrator out of the Settlement Account without prior order of the Court.

15.6 Distribution Of Settlement Account

The Settlement Account shall be distributed to the Settlement Class Members in accordance with this Settlement Agreement and the Escrow Agreement. No disbursements shall be made to any Settlement Class Members from the Settlement Account until after the Effective Date of this Settlement Agreement.

15.7 No Liability

The Parties shall have no liability with respect to the investment or distribution of the Cash Settlement Fund, the Plan of Allocation, the determination or administration of taxes, or any losses incurred in connection with the Cash Settlement Fund.

15.8 No Claims

No Person shall have any claim against Settling Plaintiffs, Settlement Class Counsel, Defendants, Defendants’ counsel, the Claims Administrator, or the Escrow Agent, based on the distributions made substantially in accordance with this Settlement Agreement or further orders of the Court.

15.9 Force Majeure

The Parties shall not be liable for any delay or non-performance of their obligations under this Settlement Agreement arising from any act of God, governmental act, act of terrorism, war, fire, flood, earthquake, explosion, or civil commotion. The performance of the Parties’ obligations under this Section, to the extent affected by the delay, shall be suspended for the period during which the cause, or the Parties’ substantial inability to perform arising from the cause, persists.

16.	Release And Covenant Not To Sue

16.1 Discharge Of All Released Claims

Except as provided herein, upon final settlement approval of this Settlement Agreement, for good and valuable consideration received from Defendants, the receipt and sufficiency of which is hereby acknowledged, Settling Plaintiffs and each and every Settlement Class Member who does not Opt-Out of this Settlement Agreement pursuant to Section 14.1 of this Settlement Agreement, on behalf of themselves and each of their heirs, executors, administrators, successors, and assigns, and any persons they represent, and each of their agents (including, but not limited to, any investment managers and advisors), representatives, officers, directors, executives, members, partners, participants, shareholders, investors, principals, employees, trustees, assigns, and attorneys of each of them to the extent those entities or individuals acted on behalf of, or are claiming through or by virtue of the claims of, any Settling Plaintiffs and/or Settlement Class Member (“Releasors”), hereby unconditionally, fully, and finally release and forever discharge each of the Released Persons from the Released Claims and each of the Non-Party Carriers from the Non-Party Carriers’ Released Claims.

The Releasors further agree to abandon forever and discharge any and all claims that exist now or that might arise in the future against any other persons or entities, which claims arise from, or are based on, conduct by any of the Released Persons or Non-Party Carriers in connection with the Released Claims or the Non-Party Carriers’ Released Claims, whether any such claim was or could have been asserted by any Releasor on its own behalf or on behalf of other persons. Nothing in this Settlement Agreement is intended to relieve any person or entity that is not a Released Person from responsibility for its own conduct or conduct of other persons who are not Released Persons, or to preclude any Settling Plaintiff from introducing any competent and admissible evidence in a court proceeding to the extent consistent with Section 21.

The Parties agree that the Released Claims and the Non-Party Carriers’ Released Claims that are being released and discharged herein include claims that may not currently exist, or that Settling Plaintiffs and Settlement Class Members may not know or suspect to exist, in their favor at the time of this Settlement Agreement. Settling Plaintiffs and Settlement Class Members who do not Opt-Out of this Settlement waive any and all provisions, rights, and benefits conferred by California Civil Code § 1542, or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Releasors are aware that they may, after the date of this Settlement Agreement, discover claims or facts in addition to or different from those they now know or believe to be true with respect to the Released Claims and Non-Party Carriers’ Released Claims. Nevertheless, it is the intention of the Parties to fully, finally, and forever settle and release all Released Claims as to all Released Persons and all Non-Party Carriers’ Released Claims as to all Non-Party Carriers, including those that are presently unknown or unanticipated, and each Settling Plaintiff and Settlement Class Member hereby expressly waives and fully, finally, and forever settles and releases, upon the entry of the Final Order and Judgment, any known or unknown, suspected or unsuspected, contingent or non-contingent claim that is the subject matter of this provision, whether or not concealed or hidden, without regard to the discovery or existence of such different or additional facts.

16.2 Covenant Not To Sue Or Continue Suit

Each of the Releasors hereby covenants and agrees that it shall not take any step whatsoever to commence, institute, continue, pursue, maintain, prosecute, or enforce: (i) any Released Claims on behalf of itself of any other Person, against any of the Released Persons; or (ii) any Non-Party Carriers’ Released Claims, on behalf of itself or any other Person, against any of the Non-Party Carriers. Upon the Final Order and Judgment Date, each of the Releasors hereby warrants and represents that he/she/it has not assigned, sold, or otherwise transferred any claim that he/she/it previously had that otherwise would fall within the scope of Section 16.1 or this Section.

16.3 Irreparable Harm

The Parties agree that Defendants shall suffer irreparable harm if a Releasor takes action inconsistent with either Section 16.1 or Section 16.2 and that in that event, Defendants may seek an injunction from the Court as to such action without a further showing of irreparable harm and without the need to post any bond (or, if a bond is required by controlling law, without the need to post anything more than a nominal bond).

16.4 Defendants’ Discharge And Covenant Not To Continue Suit On Counterclaims

Except as provided herein, upon Final Settlement Approval, for good and valuable consideration received from Settling Plaintiffs, the receipt and sufficiency of which is hereby acknowledged, Defendants, on behalf of themselves and each of their heirs, executors, administrators, successors, and assigns, and any persons they represent, and each of their agents (including but not limited to any investment managers and advisors), representatives, officers, directors, executives, members, partners, participants, shareholders, investors, principals, employees, trustees, assigns, and attorneys of each of them to the extent those entities or individuals acted on behalf of, or are claiming through or by virtue of the claims of, any Defendants, hereby unconditionally, fully, and finally release and forever discharge any counterclaims that are currently or were previously pending in the Actions against the Settling Plaintiffs (“Counterclaims”). Each of the Defendants further hereby covenants and agrees that it shall not take any step whatsoever to commence, institute, continue, pursue, maintain, prosecute, or enforce the Counterclaims, on behalf of itself of any other Person, against any of Settling Plaintiffs. Upon the Final Order and Judgment Date, each of the Defendants hereby warrants and represents that it has not assigned, sold, or otherwise transferred any Counterclaims. Defendants further agree that Settling Plaintiffs shall suffer irreparable harm if a Defendant takes action inconsistent with this Section and that in that event, Settling Plaintiffs may seek an injunction from the Court as to such action without a further showing of irreparable harm and without the need to post any bond (or, if a bond is required by controlling law, without the need to post anything more than a nominal bond).

16.5 Assignments

The Parties agree that all payments from the Settlement Account relating to claims released by this Settlement Agreement shall be paid directly to releasing Settlement Class Members. In the event that a Releasor has assigned Released Claims to another but also receives benefits under this Settlement Agreement and the Plan of Allocation, the assignment shall be withdrawn.

17.	Attorneys’ Fees

Any Attorneys’ Fees awarded by the Court shall be paid by the Claims Administrator solely from the Cash Settlement Fund. Defendants shall not be obligated to pay any Attorneys’ Fees or expenses incurred by or on behalf of any Releasor in connection with the Actions. In the event the Court approves of the payment of Attorneys’ Fees to Settlement Class Counsel prior to the Effective Date, Settlement Class Counsel shall secure such payment of Attorneys’ Fees by obtaining a satisfactory letter of credit from Settlement Class Counsel.

18.	Stay Of Proceedings, Termination, And Effective Date Of Settlement Agreement

18.1 Stay Of Proceedings And Bar Order

Until the Preliminary Approval Order has been entered, including the stay of proceedings as to the Released Parties in the form contained therein, Settling Plaintiffs and Settlement Class Counsel covenant and agree that neither Settling Plaintiffs nor Settlement Class Counsel shall pursue litigation proceedings against the Released Persons; Defendants shall not pursue litigation proceedings against the Releasors; and the Parties and their respective counsel shall not in any way subsequently argue that the Released Persons or Releasors have failed to comply with their litigation obligations in any respect by reason of the Released Persons’ and Releasors’ suspension of litigation efforts following the execution of this Settlement Agreement.

Upon entry of the Preliminary Approval Order, all proceedings in the Actions, other than proceedings necessary to carry out the terms and conditions of this Settlement Agreement, shall be stayed and suspended until further order of the Court. The Preliminary Approval Order also shall bar and enjoin all Settlement Class Members who have not Opted-Out of the Settlement pursuant to Section 14.1 from commencing, prosecuting, or assigning the right to do so, of any action asserting any Released Claims against any Released Person. The Final Order and Judgment shall include a bar of any and all assertion of claims or demands by any Non-Party Carrier against any Released Person for liability, contribution, indemnity, or other similar claims concerning, relating to, or arising out of any Released Claims (the “Bar Order”).

18.2 Right To Terminate This Settlement Agreement

In the event that: (i) the Stipulation of Settlement, the Final Order and Judgment, and/or any order proposed jointly by the Parties relating thereto, are not approved by the Court substantially in the form submitted; (ii) the Company does not enter into the OAG Assurance of Discontinuance containing terms substantially the same as those detailed in Section 4 of this Settlement Agreement; (iii) Defendants opt to terminate the Settlement pursuant to Section 14.2; or (iv) approval of the Stipulation of Settlement, the Final Order and Judgment, and/or such orders, are modified or reversed in any material respect by any appellate or other court (each being a “Termination Event”), the Parties that are adversely affected by the Termination Event shall have the right, in their sole and absolute discretion, to terminate this Settlement Agreement by providing written notice to Settlement Class Counsel or Defendants’ counsel, as applicable, within twenty (20) days after the Termination Event. If the Settlement Agreement is so terminated, this Stipulation, the Final Order and Judgment, and all orders entered in connection with it shall become null and void and of no further force and effect with respect to Settling Plaintiffs, Defendants, and the Settlement Class. In the event of any Termination Event, the Parties shall be restored to their original positions, except as expressly provided herein.

18.3 Effective Date

If the Final Order and Judgment is entered by the Court and the time for appeal from such Final Order and Judgment has elapsed (including, without limitation, any extension of time for the filing of any appeal that may result by operation of law or order of the Court) with no notice of appeal having been filed, the “Effective Date” shall be the 11th calendar day after the last date on which notice of appeal could have been timely filed. If the Final Order and Judgment are entered and an appeal is filed, the Effective Date shall be the 11th calendar day after the Final Order and Judgment is affirmed, all appeals are dismissed, and no further appeals to, or discretionary review in, any court remains.

18.4 Effect Of An Appeal

An appeal of the Final Order and Judgment involving any matter other than the amount or allocation of Attorneys’ Fees shall postpone the occurrence of the Effective Date. If any Final Order and Judgment approving the Settlement is not affirmed in its entirety on any such appeal or discretionary review, Defendants may, in their sole and absolute discretion, terminate this Settlement Agreement by delivering a notice of termination to Settlement Class Counsel within thirty (30) calendar days of such appellate or discretionary review determination.

19.	Termination Date

This Settlement Agreement shall terminate upon the termination of this Settlement Agreement by any Party pursuant to the terms of this Settlement Agreement (the “Termination Date”). Effective on the Termination Date, and except where expressly provided otherwise, the provisions of this Settlement Agreement shall thereafter become void and of no further force and effect and there shall be no liability under this Settlement Agreement on the part of any Party, except as to a claim for breach of this Settlement Agreement brought before the Termination Date.

20.	Obligation To Return Documents

Within thirty (30) days after the Effective Date, all documents or other items, and all copies thereof, of a Party that are in the possession, custody, or control of any other Party because they were produced in discovery in the Actions shall be returned to the producing Party, at the sole election of the producing Party. An affidavit from the receiving Party stating that the documents were returned completely shall be delivered within thirty (30) days after the Effective Date to counsel for the producing Party. Counsel for the Parties may retain copies of all documents that have been filed with the Court, depositions, and exhibits thereto, except those filed under seal, which must be returned pursuant to this Section. All logs of privileged or work-product-protected documents shall be returned to the producing Party in accordance with this Section.

21.	Not Evidence; No Admission Of Liability

In no event shall this Settlement Agreement, in whole or in part, whether effective, terminated, or otherwise, or any of its provisions or any negotiations, statements, or proceedings relating to it, be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Actions, in any other action or proceeding, except in a proceeding to enforce this Settlement Agreement. Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements, or proceedings shall be construed as, offered as, received as, used as, or deemed to be evidence, or an admission or concession of liability of wrongdoing or breach of any duty on the part of any Party, or as a waiver by any Party of any applicable defense, including without limitation any applicable statute of limitations. None of the Parties waives or intends to waive any applicable attorney-client privilege or work product protection for any negotiations, statements, or proceedings relating to this Settlement Agreement. This provision shall survive termination of this Settlement Agreement.

22.	No Presumption Against Drafter

None of the Parties shall be considered to be the drafter of this Settlement Agreement or any provision for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. This Settlement Agreement was drafted with substantial input by all Parties and their respective counsel, and no reliance was placed on any representation other than those contained in this Settlement Agreement.

23.	Continuing Jurisdiction And Exclusive Venue

Except as otherwise provided in this Settlement Agreement, it is expressly agreed and stipulated that the United States District Court for the Southern District of New York shall have exclusive jurisdiction and authority to administer, interpret, and enforce the terms of this Settlement Agreement, and to consider, rule upon, and issue a final order with respect to suits, whether judicial, administrative, or otherwise, which may be instituted by any Person, individually or derivatively, with respect to this Settlement Agreement. This reservation of jurisdiction does not limit any other reservation of jurisdiction in this Settlement Agreement, nor do any other such reservations limit the reservation in this subsection. Except as otherwise provided in this Settlement Agreement, each Party and each Settlement Class Member who has not Opted-Out of this Settlement Agreement hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York for any suit, action, proceeding, case, controversy, or dispute relating to this Settlement Agreement and/or the negotiation, performance, or breach of this Settlement Agreement. Furthermore, the Parties jointly shall urge the Court to include the provisions of this Section in its Final Order and Judgment approving this Settlement Agreement.

24.	Cooperation

The Parties agree to move the Court to enter an order to the effect that should any Person desire any discovery incident to (or which the Person contends is necessary to) the approval of this Settlement Agreement, the Person first must obtain an order from the Court.

25.	Counterparts

This Settlement Agreement may be executed in counterparts, each of which shall constitute an original. Facsimile signatures shall be considered valid signatures as of the date submitted, although the original signature pages shall thereafter be appended to this Settlement Agreement.

26.	Divisions And Headings

The division of this Settlement Agreement into sections and subsections and the use of captions and headings in connection herewith are solely for convenience and shall have no legal effect in construing the provisions of this Settlement Agreement.

27.	Governing Law

This Settlement Agreement and all agreements, exhibits, and documents relating to this Settlement Agreement shall be construed under the laws of the State of New York, excluding its choice of law rules.

28.	Waiver

The provisions of this Settlement Agreement may be waived only by an instrument in writing executed by the waiving party. The waiver by any Party of any breach of this Settlement Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Settlement Agreement.

29.	No Third-Party Beneficiaries

Except as otherwise specified herein, nothing in this Settlement Agreement is intended, nor shall it in any way be construed, to create or convey any rights in or to any Person other than the Parties and the Settlement Class Members.

30.	Successors And Assigns

The provisions of this Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that a Party may not assign, delegate, or otherwise transfer any of its, his, or her rights or obligations under this Settlement Agreement to a third party that is not a successor or affiliate, without: (a) in the case of a Defendant, the consent of Settlement Class Counsel; and (b) in the case of a Plaintiff, the consent of counsel for Defendants.

31.	Entire Settlement Agreement; Amendment

This Settlement Agreement, including its Exhibits, contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties, and the Settlement Agreement is not subject to any condition not provided for herein. This Settlement Agreement supersedes any prior agreements or understandings, whether written or oral, between and among Settling Plaintiffs, Settlement Class Members, Settlement Class Counsel, Defendants, and counsel for Defendants regarding the subject matter of this Settlement Agreement. This Settlement Agreement may be amended or modified only as provided in a written instrument signed by or on behalf of all signatories to this Settlement Agreement (or their successors in interest) and approved by the Court.

32.	Acknowledgment

By the signature affixed hereto, each Party acknowledges that it, he, or she has read this Settlement Agreement, fully understands the agreements, representations, covenants, obligations, conditions, warranties, releases, and terms contained herein, and has had the advise of counsel pertaining thereto, prior to the time of execution.

33.	Authority

Each Person signing this Settlement Agreement on behalf of a Party represents and warrants that he or she has all requisite power and authority to enter into this Settlement Agreement and to implement the transactions contemplated herein, and is duly authorized to execute this Settlement Agreement on behalf of that Party.

EXECUTED and DELIVERED on January 14, 2009.

ON BEHALF OF UNITED DEFENDANTS:

/s/ Thomas J. McGuire
Thomas J. McGuire [Name]
UnitedHealth Group [Organization]

ON BEHALF OF DEFENDANT AMERICAN AIRLINES, INC.

/s/ Nicholas J. Pappas
Nicholas J. Pappas [Name]
Weil, Gotshal & Manges LLP, for American Airlines, Inc. [Organization]

ON BEHALF OF SETTLING PLAINTIFFS, SETTLEMENT CLASS MEMBERS, AND SETTLEMENT CLASS COUNSEL:

/s/ Stanley M. Grossman
Stanley M. Grossman, Esq.
Robert J. Axelrod, Esq.
D. Brian Hufford, Esq.

Pomerantz Haudek Block Grossman & Gross LLP